Exhibit 10.14

February 19, 2014

PRIVATE & CONFIDENTIAL

Chris Halbard

Bowland House

Lewis Lane

Chalfont St Peter

SL99TS

Bucks

UK

Dear Chris,

We are pleased to extend you this offer of employment with Synchronoss Technologies UK Ltd. (the “Company”) as set forth in the Employment Contract (the “Agreement”) below and subject to the following conditions.  This offer will remain in effect until February 19, 2014 and may be accepted by countersigning where indicated at the end of this letter. This offer is conditional upon us receiving written references which satisfy us and any further verifications or checks as the Company performs in the normal course for the position offered. This offer is contingent on you providing the Company with proof of permission to work in the U.K.

EMPLOYMENT CONTRACT

This Agreement sets out the terms and conditions of your employment with the Company in your position of Executive Vice President and President, International reporting to Bob Garcia and contains information which the Company is obliged to give you under sections of the Employment Rights Act 1996.

1.	Commencement of Employment

1.1	Your employment with the Company will begin on February 19, 2014. No employment with a previous employer counts towards your employment with the Company.

1.2

You warrant that you are entitled to work in the United Kingdom in the capacity for which you are being hired by the Company and will continue to be so entitled throughout your employment with the Company.  You will as and when requested provide original documents to the Company evidencing your ability to work in the position of Executive Vice President and President, International in the United Kingdom and as a pre-condition of your employment with the Company, you will provide to the Company, before you commence your employment, a copy of your passport. If you do not hold a UK passport, a passport from a country within the European Economic Area (EEA), or a passport from a non-EEA country which gives you the unrestricted right to work in the UK.  In addition, the Company will discuss with you what additional documents, if any, it will need to see as evidence of your ability to accept legal employment in the UK in accordance with the Immigration, Asylum and Nationality Act 2006 to the satisfaction of the Company.

2.	Definitions & Interpretations

2.1	In this Agreement unless the context otherwise requires, words and phrases shall have the following meanings:

i)	“Basic Salary” means the salary set out in clause 4.1 as may be increased from time to time by the Company;

ii)	“Cause” means:

(a)	An unauthorized use or disclosure by you of the Company’s confidential information or trade 1 secrets;
(b)	A material breach by you of any material agreement between you and the Company;
(c)	A material failure by you to comply with the Company’s written policies or rules;
(d)

Your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof, or any unspent conviction or Caution under the laws of the UK of a nature or level of seriousness that brings you or the Company into disrepute or calls into question your suitability for the role;

(e)	Your gross negligence or willful misconduct;
(f)	A continued failure by you to perform reasonably assigned duties after receiving written notification of such failure from the Board; or
(g)	A failure by you to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

iii)	Change of Control means the occurrence of:

(a)

The acquisition, by a person or persons acting as a group, of the Company's stock that, together with other stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Company;

(b)	The acquisition, during a 12-month period ending on the date of the most recent acquisition, by a person or persons acting as a group, of 30% or more of the total voting power of the Company;
(c)

The replacement of a majority of the members of the Board, during any 12-month period, by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or

(d)

The acquisition, during a 12-month period ending on the date of the most recent acquisition, by a person or persons acting as a group, of the Company's assets having a total gross fair market value (determined without regard to any liabilities associated with such assets) of 80% or more of the total gross fair market value of all of the assets of the Company (determined without regard to any liabilities associated with such assets) immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur unless such transaction also qualifies as an event under US Treas. Reg. §1.409A-3(i)(5)(v) (change in the ownership of a corporation), US Treas. Reg. §1.409A-3(i)(5)(vi) (change in the effective control of a corporation), or US Treas. Reg. §1.409A-3(i)(5)(vii) (change in the ownership of a substantial portion of a corporation's assets).

iv)

“Critical Employee” means any person who is employed or engaged by or seconded or assigned to the Company or any Group Company as at the Relevant Date and who at any time during the Relevant Period was Manager/Director (or equivalent or above in any revised grading structure) or above and;

(a)	for whom you have had direct or indirect managerial responsibility or with whom you had material contact or dealings during the course of your employment; and
(b)	who had material contact with Customers or Prospective Customers or Suppliers in performing his/her duties of employment with the Company or any Group Company; or
(c)	who is in possession of Confidential Information about Customers or Prospective Customers or Suppliers;

v)

“Customer” means any person, firm, company, business entity or other organisation whatsoever to which the Company or any Group Company distributed, sold or supplied goods or services which are the same as or similar to the Restricted Goods or Restricted Services during the Relevant Period and with which, during that period:

(a)	you, or
(b)	any employee under your direct or indirect supervision,

had material dealings in the course of employment with the Company or any Group Company, or about whom you were in possession of Confidential Information, but always excluding therefrom any division, branch or office of such person, firm, company or other organisation whatsoever with which you and/or any such employee had no dealings during that period;

vi)	“Good Reason” means:
(a)	a change in your position with the Company that materially reduces your level of authority or responsibility;
(b)	a reduction in your base salary by more than 10% unless pursuant to a Company-wide salary reduction affecting all executives proportionately;
(c)	relocation of your principal workplace by more than 50 miles;
(d)

a substantial reduction, without material business reasons, of financial, physical and/or human resources, as well as the facilities and perquisites (including office space and location) available to you immediately prior to such reduction; or

(e)

a material reduction in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced, unless such reduction is made in connection with a reduction in the kind or level of employee benefits of employees of the Company generally.\

A condition shall not be considered “Good Reason” unless you give the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving your written notice.  In addition, your resignation must occur within 12 months after the condition comes into existence.

vii)

“Group Company” means any company which is for the time being a subsidiary or a holding company of the Company or a subsidiary of any such company (as “subsidiary” and “holding company” are defined in the Companies Act 2006) or which is an associated company of any such company (as “associated company” is defined in the Income and Corporation Taxes Act 1988 as amended);

viii)

“Intellectual Property Rights” means all copyrights and related rights, patents, utility models, trademarks, rights in designs, rights in data, database rights and rights in computer software, moral rights, rights in Confidential Information (including know how and trade secrets), rights in designs and Inventions, trade, business and company names, internet domain names, e-mail addresses and rights in get up and goodwill including the right to sue for passing off or unfair competition, in each case whether registered or unregistered or the subject of a pending application for registration and all other intellectual property rights or rights of a similar nature or any other form of protection which subsists in the past, present or future anywhere in the world in any work, Invention or any other similar thing created by you (including in conjunction with any third party) in the course of your employment by the Company or a Group Company;

ix)

“Involuntary Termination” means either (i) the Company terminates your employment with the Company for a reason other than Cause or Permanent Disability and a separation occurs, or (ii) you resign your employment for Good Reason and a Separation occurs.

x)

“Permanent Disability” means your inability to perform the essential functions of your position, with or without a reasonable adjustment, for a period of at least 120 consecutive days or 200 days within any rolling 365-day period, because of a physical or mental impairment.

xi)

“Prospective Customer” means any person, firm, company or other organisation whatsoever with which the Company or any Group Company had discussions during the Relevant Period regarding the possible distribution, sale or supply of goods or services which are the same as or similar to the Restricted Goods or Restricted Services and with which, during such period:

(a)	you, or
(b)	any employee who was under your direct or indirect supervision,

had material dealings in the course of employment by the Company or any Group Company, or about whom you were in possession of Confidential Information, but always excluding therefrom any division, branch or office of that person with which you and/or any such employee had no dealings during that period;

xii)	“Recognised Investment Exchange” means a recognised investment exchange or an overseas investment exchange each as defined by section 285 of the Financial Services and Markets Act 2000;

xiii)	“Relevant Period” means the period of 12 months immediately preceding the start of the Restricted Period;

xiv)

“Restricted Area” means the United Kingdom, any country within the European Union and any other country in the world where the Company or any Group Company is providing or supplying, or is planning to provide or supply, any goods or services which are the same as or similar to the Restricted Goods or Restricted Services and in or for which, during the course of your employment:

(a)	you, or
(b)	any employee under your direct or indirect supervision,

performed material duties for the Company or relevant Group Company;

xv)	“Restricted Goods” means:

(a)

any products provided by the Company or any Group Company as at the Termination Date or which the Company or any Group Company has planned to start providing within six months of the Termination Date including, without limitation, activation and content management services researched into, developed, manufactured, distributed or sold by the Company or any Group Company; and

(b)	with which your duties were materially concerned or for which you, or any employee who was under your direct or indirect supervision, were responsible during the Relevant Period,

or any products of the same type or materially similar to such products;

xvi)

“Restricted Period” means the period commencing on the Termination Date, or the date when you commence Garden Leave, or such date on which you cease providing services to the Company if earlier, and continuing for 12 months in respect of the Non-Competition Clause 12 months in respect of the Non-Solicitation of Customers, Employees and Suppliers Clauses thereafter;

xvii)	“Restricted Services” means:

(a)

any services provided or supplied by the Company or any Group Company as at the Termination Date or which the Company or any Group Company has planned to start providing or supplying within six months of the Termination Date including without limitation, activation and content management services;  and

(b)	with which your duties were materially concerned or for which you, or any employee who was under your direct or indirect supervision, were responsible during the Relevant Period;

or any services of the same type or materially similar to such services;

xviii)

“Supplier” means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company or any Group Company and with which, during that period, you, or any employee under your direct or indirect supervision, had material dealings in the course of employment with the Company;

xix)	“Securities” means any shares, debentures (whether or not secured), warrants or options to purchase any shares or debentures;

xx)	“Separation” means the termination of your employment with the Company for whatever reason and howsoever arising, whether lawfully or unlawfully; and

xxi)	“Termination Date” means the date upon which your employment with the Company terminates 4 for whatever reason and howsoever arising, whether lawfully or unlawfully.

2.2	The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

2.3

The various provisions, sub-provisions and other identifiable parts of this Agreement are severable and if any provision, sub-provision or other identifiable part is held to be unenforceable by any court of competent jurisdiction then such unenforceability will not affect the enforceability of the remaining provisions, sub-provisions or other identifiable parts of this Agreement.

2.4	Any reference to one gender includes a reference to another gender and any reference which denotes the singular shall where the context permits include the plural and vice versa.

2.5	Any reference in this Agreement to a person shall where the context permits include a reference to a body corporate and to any unincorporated body of persons.

2.6

Any reference in this Agreement to a particular law including a statutory provision is a reference to it as is in force for the time being taking account of any amendment, notification, extension or re-enactment and includes any subordinate legislation for the time being in force made under it.

3.	Job Title and Capacity

3.1

You will be employed in the position of Executive Vice President and President, International subject to the terms and conditions of this Agreement.  The Company reserves the right to require you at any time during your employment to undertake any duties which are reasonably consistent with your status and you shall devote the whole of your time, attention and skill as may reasonably be required to the performance of your duties.  You agree at all times to comply with the Company’s rules, regulations, policies and procedures from time to time in force.

3.2

Due to the seniority of your position, you owe fiduciary duties to both the Company and any other Group Company.  This means that in the event of any conflict between your own interests and those of the Company, you must put the Company’s interests first.

4.	Basic Salary

4.1

The Company shall pay you a total Basic Salary of £285,000 per annum less all lawful deductions, such as income tax and National Insurance,  payable in equal monthly instalments currently paid direct to your bank account.  The Basic Salary will be reviewed annually in line with the Company practices.  Salary will not be reviewed after notice of termination of employment has been given or received. There is no contractual entitlement to any increase in your Basic Salary.

4.2

You authorise the Company at any time during your employment and on termination of this Agreement to deduct from your Basic Salary any sums due from you to the Company or any Group Company including, but not limited to, any overpayment of salary or holiday pay, benefits and/or expenses, loans or advances made to you by the Company, the cost of repairing any damage or loss of the Company’s property caused by you (and of recovering it), any monies owed on a corporate credit card or costs incurred due to excessive mobile phone usage where it is deemed to be personal rather than business related.

5.	Managed Business Objectives (MBO) Bonus

You will participate in the Company’s Managed Business Objectives (MBO) Bonus plan. The current MBO Plan is attached as Exhibit A. It is subject to change from time to time and you will be informed accordingly. Under the current MBO Plan, the Company will pay you a bonus targeted up to 80% of your Basic Salary, subject to meeting individual and company objectives, paid annually.  The MBO Bonus opportunity may exceed the target amount if revenue generation exceeds revenue plan and certain performance based milestones are met but shall not exceed 140% of your Basic Salary; provided however if your calculated MBO Bonus exceeds 140% of your Basic Salary, as additional compensation  you will receive an amount equal to 1% of any recognized net revenue actually received for any customer in your international plan over the targeted plan revenue for such customer provided you meet both your revenue and margin targets of your plan for all customers.

6.	Restricted Stock Awards and Stock Options

6.1

As described herein, the Company would like to present you an award of 50,000 restricted stock awards (“RSA’s”) and 60,000 options to purchase shares of common stock ("stock options"). This is a one-time grant of RSA’s and stock options under the 2006 Equity Incentive Plan, as amended (“2006 Plan”).  If such approval is granted by the Company’s Compensation Committee, you will receive additional information including how you can access an electronic copy of the 2006 Plan and equity agreement, which will govern the terms of the RSA’s. In the event of any conflict or ambiguity between this letter and the 2006 Plan or your equity agreement, the 2006 Plan and the equity agreement will govern.  The RSAs and stock options will vest 25% on the first anniversary of the grant date.  The RSA’s will vest quarterly and stock options will vest monthly after the first anniversary of the grant date, so that on the fourth anniversary of the grant date the RSA’s and stock options will be fully vested, subject to earlier forfeiture in the event of your separation of employment for any reason by you or by the Company.

6.2

As a special gesture, the Company will present you a target 30,000 RSA’s which shall be issued within 90 days of the anniversary of the third year of your employment should you achieve the goals and objectives set forth by your manager and attached as Exhibit B. This is a one-time grant of RSA’s under the 2006 Plan, and is made subject to approval should you meet and or exceeds your goals and objectives.  The actually number of RSAs to be issued to you shall be determined based on the parameters of Exhibit B, provided, however, in no event will you receive more than the  maximum number of RSA’s set forth on Exhibit B.  In the event of any conflict or ambiguity between this letter and the 2006 Plan or your equity agreement, the 2006 Plan and the equity agreement will govern.  The RSAs will vest immediately upon issuance should you achieve the goals and objective set forth in Exhibit B, subject to earlier forfeiture in the event of your separation of employment for any reason by you or by the Company.

6.3

No grant of stock options or RSAs under the 2006 Plan will be made to you until and unless you agree to indemnify the Company in full in respect of any liability of the Company to account for any amount of income tax or primary (employee's) Class I National Insurance contributions arising in respect of the grant, exercise, release, cancellation or other disposal of the stock options, and that you will within 14 days of the end of the income tax month in which such grant, exercise, release, cancellation or other disposal took place, pay to the Company the full amount due in respect of this indemnity.  By signing this letter you agree to indemnify the Company against this liability.  The Company may require security for monies due pursuant to this as a precondition of exercise. Additionally, to the extent the RSA's crystallise a tax liability at the point of vesting and the Employee opts to hold the shares the Company will provide a loan to discharge that tax liability which will be also be subject to the above indemnity.

7.	Place of Work

7.1	Your normal place of work is your home address from time to time, which is currently as set out at the top of this Agreement.

7.2

You agree to travel (both within and outside of the UK) as may be required for the proper and efficient performance of your duties of employment; including attending the Company’s office for team meetings and monthly meetings with your manager, for supervision or review purposes.

7.3	You are required to inform us as soon as possible if you plan to change your home address.

7.4

We shall reimburse all reasonable expenses properly and necessarily incurred by you in the course of your employment, including telephone and broadband internet access charges, subject to production of itemised telephone bills and such other evidence as the Company may require.

7.5	Other terms and conditions of your employment relating to your home working arrangements are set 6 out in Schedule 1.

8.	Hours of Work

Your normal hours of work are 9:00 a.m. to 5:30 p.m. Monday to Friday with one hour for lunch which may be taken between 12:00 and 3:00 p.m.  You will also be required to work such additional hours as may be necessary for the proper and efficient performance of your duties.  There will be no additional payment for hours worked in excess of your normal hours of work.

9.	Working Time

9.1

You agree that you are to be regarded as a Managing Executive for the purposes of Regulation 20(1) of the Working Time Regulations 1998 (as amended) (the “Regulations”) and that your working time is not measured or pre-determined.  As such, you will be required to work such hours as may be necessary for the proper performance of your duties and you are therefore required to exercise all due professional judgment in determining what hours of work you need to perform in order to discharge your obligation to perform your role to a standard required by the Company.

9.2

While it is agreed by you and the Company that the unmeasured working time derogation will apply to your role and responsibilities it is agreed that if the Regulations are found to apply to this Agreement pursuant to the terms of Regulation 5(1) of the Regulations, you agree that the maximum average working time of 48 hours for each seven day period which is contained in Regulation 4(1) of the Regulations shall not apply in relation to your employment with the Company under the terms of this Agreement.

9.3

You may terminate your agreement to opt-out of Regulation 4(1) of the Regulations pursuant to the Clause above at any time by giving three months’ written notice to the Company of termination.  Upon such termination the other terms of your employment under this Agreement will remain in force and will not be affected.

10.	Holidays

10.1	The Company’s holiday year runs from 1st January to 31st December.

10.2	Holiday accrues at the rate of 2.08 days for every completed month of service (equivalent to 25 days’ holiday per annum), and is in addition to UK public and bank holidays.

10.3	For the purpose of calculating any holiday pay due to you by the Company, one day's pay shall be 1/260 of your annual salary.

10.4

In the holiday year in which your employment commences or terminates your holiday entitlement will be calculated on a pro rata basis (rounded up to the nearest half day). For 2014 your pro-rated entitlement will be determined once we have your start date.

10.5

Upon notice of termination of your employment, the Company may, at its sole discretion, either require you to take any unused holidays accrued at that time during any notice period or may, at its discretion, make a payment in lieu of such holiday entitlement.  If at the date on which the your employment terminates you have taken more of your annual holiday entitlement than your accrued entitlement, the Company may recover any excess payment and you authorise the Company to deduct it from any payments due to you.

10.6

Unless otherwise agreed by your manager in writing, or as set forth in Company policies as may be in effect at the time, or as required by law,  you may carry no more than 5 days' unused holiday entitlement from one calendar year to March of the following year.  If carry over days are not used they will be lost.

10.7	Holidays will not accrue during absences where no work is performed, other than during authorised absences for sickness, maternity and paternity leaves where the leave could not reasonably have been 7 used during the holiday year. Employees with planned leaves are expected to arrange to use up their holiday leave in advance of or during a planned absence to avoid carryover of unused holiday entitlement.

11.	Notification of Absence / Sickness and Sick Pay

11.1	You will be paid statutory sick pay (SSP) when you are eligible to receive it under the legislation and regulations from time to time in force.

11.2	You must comply with the Company absence reporting procedures.

11.3

Not all duties express and implied are suspended during sickness absence. You may be given reasonable and/or lawful instructions during any period of sick leave.  Unreasonable refusal to comply with such an instruction could render you liable to disciplinary action.

11.4

In the event that you are, by reason of your sickness or other medical incapacity, absent from work and/or unable to perform all of your duties under this Agreement for any period, the Company may, in its sole discretion, reassign any or all of your duties.

11.5

If you are sick and absent from work, you must take all reasonable steps to assist in improving your health and facilitating your return to work. This includes undertaking any treatment which is reasonably recommended to you by a medical practitioner (including a doctor, nurse, occupational health therapist or consultant).

11.6

At any stage of sickness absence you may be asked to see a Company nominated doctor, or give permission, (by completing a medical consent form) for your own doctor to provide a medical report to the Company.  You agree that you will undergo a medical examination by a medical practitioner (including a doctor, nurse, occupational health therapist or consultant) appointed by the Company.  Copies of any reports provided to the Company as a result of such an application shall be made available to your own doctor.  The fees and expenses incurred in the provision of such a medical examination and of obtaining access to such health records shall be borne by the Company.

11.7

If you are absent from work on sick leave and wish to make use of all or part of your unused holiday entitlement, at the discretion of the Company you may be permitted to do so and, if any holiday leave is taken during such period you will be paid for this leave on the usual terms.

11.8

Any outstanding or prospective entitlement to private medical insurance cover, income protection, or any other benefit will not prevent the Company from exercising its right to terminate your employment for any reason in accordance with this Agreement while you are on authorised sick leave.

11.9

If the illness, accident or other incapacity has been, or appears to be, caused by the negligence of a third party in respect of which damages are or may be recoverable, you will immediately notify the Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it. You will also give to the Company all particulars that may reasonably be required and will, if required, refund all or such part of the sums paid to you or for your benefit by way of salary, bonus or benefits during the relevant period as the Company may reasonably determine.  The amount to be refunded will not, however, exceed the amount of damages or compensation and interest recovered by you, less any unrecovered costs borne by you in connection with the recovery of such damages or compensation, and will not exceed the total remuneration paid to you by way of salary, bonus and benefits in respect of the period of such illness, accident or other incapacity.

12.	Benefits

12.1

You agree to keep your current life assurance, private medical care, critical illness cover and income protection schemes and the Company will reimburse you for the premiums for such schemes.  In the event that the Company in the future initiates company-wide benefits schemes that are equal or better than your personal schemes, you shall cancel your such schemes and participate in the Company schemes at the Company’s cost and expense

12.2

The Company reserves the right, at its sole discretion, to alter, terminate, reduce or substitute any of the above benefits.  The benefits are subject to the rules of the providers and if any scheme provider refuses, for any reason, to provide any benefits to you, or a member of your family, the Company shall not be liable to provide any such benefits itself or compensation in lieu

12.3

The provision of any such scheme does not in any way prevent the Company from lawfully terminating this Agreement in accordance with the provisions of this Agreement even if to do so would deprive you of membership of or cover under any such scheme.

12.4	The Company is not obliged to make payment to you under any of such schemes unless it has received full payment from the scheme providers for that purpose.

12.5

You shall be entitled to a car allowance of £1,000, which shall be paid monthly through payroll.  Your vehicle is available for private use, however, you are chargeable to PAYE and PRSI in respect of such private use and any business related mileage will be reimbursed at 45p per mile.

13.	Pension

13.1

From your first day of your employment, the Company will contribute 10% of your Basic Salary into your Personal Pension Scheme; provided, however, in the event the Company institutes a joint contributory Group Personal Pension Scheme you will be eligible to participate in such scheme instead of the Company’s contribution into your Personal Pension Scheme.

13.2	The Pension is a contracted-out scheme for the purposes of the Pension Schemes Act 1993.

13.3

In the event the Company institutes a Pension Scheme, the Pension Scheme shall be kept under review and changes to it may be made from time to time.  The Company reserves the right to terminate or substitute another pension scheme for the Pension Scheme.

14.	Notice & Termination

14.1

The Company will give you three months’ notice in order to terminate your employment. You will be required to give the Company three months’ notice in writing to terminate your employment.   Any other provision of this Agreement notwithstanding, Subsections (a) and (b) below shall not apply unless you have executed a general release of all claims you may have against the Company or persons affiliated with the Company in a form acceptable to the Company, returned all property of the Company in your possession and, if requested by the Board, resigned as a member of the Board and as a member of the boards of directors of all subsidiaries of the Company, to the extent applicable.  You must execute and return the release (including any signature(s) required by your solicitor) within the period of time set forth therein, which date will in no event be later than 50 days after your Separation.  If you fail to return the fully executed release on or before such date or if you revoke the release, then you will not be entitled to the benefits described in this Section 14.1.

(a)Severance Pay in the Absence of a Change in Control.  If, during the term of this Agreement and prior to the occurrence of a Change in Control or more than 12 months following a Change in Control, the Company terminates your employment with the Company for a reason other than Cause or Permanent Disability and a Separation occurs, then the Company shall pay you a lump sum severance payment equal to (i) one and one-half times your Basic Salary in effect at the time of the termination of employment, (ii) your average MBO Bonus based on the actual amounts received in the immediately preceding two years and (iii) the product of (A) 24 and (B) the monthly amount the Company was paying on your behalf and your eligible dependents with respect to the Company’s health insurance plans in which you and your eligible dependents were participants as of the date of Separation.  If, during the term of this Agreement and prior to the occurrence of a Change in Control or more than 12 months following a Change in Control, you resign your employment for Good Reason and a Separation occurs, then the Company shall pay you a lump sum severance payment equal to (i) one times your Basic Salary in effect at the time of the termination of employment (ii) your average annual  MBO Bonus based on the actual  amounts received in the immediately preceding two years and a lump sum amount equal to the product of (A) 24 and (B) the monthly amount the Company was paying on your behalf and your eligible dependents with respect to the

Company’s health insurance plans in which your and your eligible dependents were participants as of the date of Separation.  Notwithstanding anything herein to the contrary, in the event that your employment is terminated for a reason other than Cause or Permanent Disability or you  resign your employment for Good Reason under this Subsection (a) within two years after commencement of employment with the Company, then in lieu of using the average MBO Bonus received in the immediately preceding two years for the above calculation, such calculation shall use your Target MBO Bonus in the year of Separation if such Separation under this Subsection (a) occurs in the first year of employment with the Company, and the actual MBO Bonus you received during the first year of employment with the Company if such Separation under this Subsection (a) occurs in the second year of employment with the Company.  However, in any case, the amount of the severance payment under this Subsection (a) shall be reduced by the amount of  any  Payment in Lieu  (as defined in Clause 14.4 below), redundancy pay, or any other severance payment to which you would otherwise be entitled.

(b)Severance Pay in Connection with a Change in Control.  If, during the term of this Agreement and within 12 months following a Change in Control, you are subject to an Involuntary Termination, then (i) the Company shall pay you a lump sum severance payment equal to (x) two times your Basic Salary in effect at the time of the termination of employment plus two times your average MBO Bonus received in the immediately preceding two years and (y) a lump sum amount equal to the product of (A) 24 and (B) the monthly amount the Company was paying on your behalf and your eligible dependents with respect to the Company’s health insurance plans in which you and your eligible dependents were participants as of the date of Separation, (ii) the vesting of all stock options and shares of restricted stock granted by the Company and held by you shall be accelerated in full as of the Termination Date.  Notwithstanding anything herein to the contrary, in the event that you are subject to an Involuntary Termination under this Subsection (b) within two years after commencement of employment with the Company, then in lieu of using the average MBO Bonus received in the immediately preceding two years for the above calculation, such calculation shall use your Target MBO Bonus in the year of Separation due to the Involuntary Termination if such termination under this Subsection (b) occurs in the first year of employment with the Company, and the actual MBO Bonus you received during the first year of employment with the Company if such termination under this Subsection (b) occurs in the second year of employment with the Company.  However, you agree that the amount of the severance payment under this Subsection (b) shall be reduced by the amount of any Payment in Lieu (as defined in Clause 14.4 below), redundancy pay, or other severance payment to which you would otherwise be entitled.

Payment of the severance pay provided for under this Agreement will be made on the first regularly scheduled payroll date that occurs on or after 60 days after your Separation, but only if you have complied with the release and other preconditions set forth above (to the extent applicable).

14.2

Notwithstanding the sub-Clauses above, the Company may terminate your employment with immediate effect (and without being required to serve notice or make any payment in lieu of notice or other payment) if, at any time, you:

14.2.1	are guilty of dishonesty, or other gross misconduct, or gross incompetence or wilful neglect of duty, or commit any other serious breach or persistently breach the terms of your employment; or

14.2.2

act in any manner (whether in the course of your duties or otherwise) which the Company believes is likely to bring you, the Company and/or any Group Company into disrepute or prejudice the interests of the Company or any Group Company; or

14.2.3	fail to comply with a lawful instruction given to you by your manager or on behalf of the Company; or

14.2.4	cease to be entitled to work in the United Kingdom in accordance with the provisions of section 15 of the Immigration, Asylum and Nationality Act 2006.

14.2.5

Any delay by the Company in exercising such right to terminate shall not constitute a waiver of it.  This Clause will not restrict any other right the Company may have (whether at common law or otherwise) to terminate your employment summarily.

14.3	The Company has the right to suspend you during any investigation into alleged misconduct, during any disciplinary process and during any redundancy consultation.

14.4

The Company may, at its absolute discretion terminate your employment with the Company by making a compensation payment to you in lieu of all or any outstanding notice due to you. This applies whether or not notice has been, or will be, served by either you or the Company. The amount of any such compensation payment will be the amount of (i) Basic Salary, at the rate then payable, which you would have received if you had worked during the whole, or the remainder, of your notice period, less deductions for tax and national insurance plus (ii) an amount equal to three times the monthly amount the Company was paying on your behalf and your eligible dependents with respect to the Company’s health insurance plans in which your and your eligible dependents were participants as of the date of termination  (the “Payment in Lieu”). To avoid doubt, you have no automatic entitlement to receive this compensation payment unless the Company informs you in writing that it has decided to terminate your employment in this way. During any such period you shall keep the Company informed on a monthly basis as to your earnings and you agree that the Company may deduct any money you earn during the period from the Payment in Lieu.

14.5

The Company may require you not to attend at work and/or not to undertake all or any of your duties of employment during all or any part of your notice period. This applies whether the notice has been given by you or the Company.  This is called "Garden Leave".  However, during Garden Leave:

14.5.1	the Company will continue to pay you your Basic Salary and provide you with your contractual benefits;

14.5.2	you are required to take all outstanding accrued holiday during the Garden Leave period;

14.5.3	you will remain an employee of the Company and will remain bound by the terms of your contract of employment, including but not limited to:

14.5.3.1	your duty to act in the best interests of the Company and/ any Group Company;

14.5.3.2	the mutual obligation of trust of confidence;

14.5.3.3	your implied duties of good faith and fidelity;

14.5.3.4

your obligations under the Confidentiality and Data Protection Clause, the Intellectual Property Clause, the Non-Competition Clause, and the Non-Solicitation of Employees, Customers and Suppliers Clauses of this Agreement; and

14.5.3.5	your duty to comply with the lawful and reasonable instructions of the Company;

14.5.4	you may not undertake any other work or business activities of any kind without the prior written consent of the Company; and

14.5.5	you must remain available or be contactable during normal business hours to provide such assistance to the Company as it may reasonably require from time to time.

14.5.6

If you fail to give notice of termination in accordance with this Clause, the Company may elect by notice in writing to you not to accept such breach of this Agreement and if such election is made this Agreement shall remain in full force and effect.

14.5.7

The termination of your employment will be without prejudice to any right the Company may have in respect of any breach by you of the provisions of this Agreement which may have occurred prior to such termination.

14.5.8

You will not at any time after the termination of your employment with the Company represent yourself as still having any connection with the Company or any Group Company, save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

15.	Confidentiality

15.1

You accept and understand that as a natural and inevitable consequence of your employment and the carrying out of duties associated with such employment, you will be likely to obtain and become aware of confidential information as well as to obtain personal knowledge of, and influence over, the Company’s and/or any Group Company’s suppliers, customers, clients, consultants and employees such that you will be placed in a position whereby you may cause commercial damage to the legitimate business interests of the Company and/or any Group Company by using such confidential information, personal knowledge and/or influence for the benefit of any other entity.

15.2

In order to protect and maintain the Company’s legitimate business interests you agree that during your employment and after your Termination Date (without limitation in time) you will not directly or indirectly (unless authorised to do so by the Company or by a Court):

15.2.1	disclose to any other person, company or organisation whatsoever; and/or

15.2.2	make use of, for your own or any other person, company or organisation’s benefit whatsoever; and/or

15.2.3	through any failure to exercise all due care and diligence cause or permit any unauthorised disclosure of any trade secrets or Confidential Information that has been or will be given to you in confidence by the Company and/or any Group Company or which you as a person of honesty and reasonable intelligence should reasonably treat as confidential, whether or not the same is specifically marked as confidential.

15.3

The term “Confidential Information” shall include any information relating to the business and/or the financial affairs of the Company and/or any Group Company or any of its customers, clients, suppliers, agents or distributors (actual or potential) and in particular shall include:

15.3.1

all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by you, pertaining in any manner to the business of the Company and/or any Group Company or to the clients/customers, consultants, business associates, suppliers or employees of the same or any other party with whom the same agrees to hold information of such party in confidence;

15.3.2	all client/customer lists and all lists or other compilations containing client, customer or vendor information;

15.3.3	all information about products, proposed products, product development, research, techniques, processes, costs, profits, markets, marketing plans, strategies, forecasts, sales and commissions;

15.3.4	plans for the future development of new product or service concepts;

15.3.5

all techniques or processes, documents, books, papers, computer systems and software, databases and other data of any kind and description, including electronic data recorded or retrieved by any means;

15.3.6	all information relating to the remuneration and terms of employment of other employees;

15.3.7	all information (including all negotiations) relating to, or in any way connected with, actual or proposed transactions affecting the Company and/or any Group Company and/or its or their business;

15.3.8

all commercial information including the terms of commercial agreements or intended or proposed commercial agreements as well as any and all negotiations regarding, towards or arising out of commercial agreements or proposed commercial agreements;

15.3.9	all information which the Company and/or any Group Company treats as confidential or expressly designates as “Confidential Information”;

15.3.10	the business methods and information of the Company and/or any Group Company (including prices charged or discounts given to agents or obtained from suppliers, marketing and advertising 12 programmes and costings, budgets, forecasts turnover, sales targets or other financial information);

15.3.11	lists and particulars of the Company and/or any Group Company’s clients, suppliers, agents and distributors and the individual contact or contacts at such clients, suppliers, agents and distributors

15.3.12	any know how or trade secrets or other matters connected with the products or services marketed and/or provided by the Company and/or any Group Company; and

15.3.13	any information in respect of which the Company and/or any Group Company is bound by an obligation of confidence to any third party.

15.4

The previous sub-Clause will not apply to any information which is in the public domain, other than by way of unauthorised disclosure (whether by you or any other person) or which you are entitled to disclose under the Public Interest Disclosure Act 1998 (only insofar as such information is disclosed in accordance with the Public Interest Disclosure Act 1998).

15.5

No Confidential Information may be reproduced (except in the proper exercise of your duties to the Company) or given to the press or any publication whatsoever or in the form of a paper to a professional body without the prior written consent of the Company.

15.6

You shall not make copies of, or memorise any, Confidential Information and shall on the Termination Date return to the Company any records in any form of Confidential Information acquired or received by you during the course of your employment and shall not retain any copy, summary or précis of the same.

16.	Data Protection

16.1

During your employment and for as long a period as is necessary following the termination of your employment, you agree that we may, to the extent that it is reasonably necessary in connection with your employment, obtain, keep, use, produce and transfer to other persons including, without limitation, Group Companies, potential purchasers of the Company and medical practitioners, records (in personnel files and/or on the Company’s computer system) containing:

(a)	Personal data about you; and
(b)	Sensitive personal data relating to your:-

(i)	racial or ethnic origin or religious belief;
(ii)	physical and mental health;
(iii)	trade union membership; and/or
(iv)	the commission or alleged commission of any offence;

for the purposes of:

(i)	administration, management, analysis and assessment in connection with your recruitment, employment and remuneration;
(ii)	equal opportunities monitoring;
(iii)	enabling us to safeguard your health and safety at work;
(iv)	the Company’s Sick Pay Scheme; and
(v)	complying with our statutory obligations.

16.2

You accept that such transfer and disclosure of personal data shall apply regardless of the country to which the data is to be transferred and you acknowledge that such transfer may be outside of the European Economic Area.

16.3	This Clause does not affect your rights as a data subject or the Company’s obligations and responsibilities under data protection legislation.

17.	Assignment of Intellectual Property

17.1

You acknowledge that the Company is the sole owner of any and all Intellectual Property Rights and insofar as any of the Intellectual Property Rights are not automatically vested in the Company and in consideration of the Basic Salary payable to you under the terms of this Agreement you hereby irrevocably assign to the Company absolutely with full title guarantee all right, title and interest in and to  (including by way of present assignment of future Intellectual Property Rights) and all other rights and interests of whatsoever nature in and to the Intellectual Property Rights including the right to take proceedings and recover damages and obtain all other remedies for past infringements in respect thereof throughout the Universe for the full period of copyright (and of any analogous rights) and all revivals, renewals, extensions and novations thereof and thereafter (so far as possible) in perpetuity together with the right to the same in any manner and through any media (whether now known or hereinafter invented) as the Company shall in its absolute discretion decide.

17.2

All records, documents, papers (including copies and summaries thereof) and other copyright protected works made or acquired by you in the course of your employment shall, together with all the Intellectual Property Rights in all such works, be and at all times remain the absolute property of the Company.

17.3

To the extent permissible by any applicable laws, you hereby irrevocably assign with full title guarantee (including by way of present assignment of future rights) to the Company all right, title and interest in and to any ‘performers property rights’ as that term is understood in Chapter II of Part II of the Copyright, Designs and Patents Act 1988 and any equivalent rights under any similar legislation in any other part of the world including without limitation all relevant reproduction, distribution, lending and rental rights and the making available right arising out of your employment throughout the world and you hereby irrevocably and unconditionally confirm that the Basic Salary payable to you under the terms of this Agreement includes equitable remuneration for the right to exploit all such rental rights.

17.4

You hereby irrevocably and unconditionally waive all rights granted by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 and all similar rights in other jurisdictions that vest in you (whether before, on or after the date hereof) in connection with your authorship of any copyright works in the course of your employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

17.5

The Company and you both acknowledge and accept the provisions of Sections 39 to 42 of the Patents Act 1977 ("the Act") relating to the ownership of employees’ inventions and the compensation of employees for certain inventions.

17.6

You agree that, by virtue of the nature of your duties and the responsibility arising from them, you have and shall have at all times a special obligation to further the interests of the Company within the meaning of Section 39(1)(b) of the Act.

17.7

You agree that all rights to and in any invention, development, process, plan, design, formula, specification, program or other matter or work whatsoever which you make, develop or discover, either alone or with others, during the course of your duties of employment for the Company whether or not during working hours, whether or not using Company premises or resources and whether or not recorded in material form shall belong to and be the property of the Company (“Inventions”).  You agree to immediately tell the Company about any Inventions and that you will keep confidential any and all information in any way relating to the Inventions unless otherwise authorised by the Company.  You also agree to provide the Company with all materials embodying or relating to the Inventions, regardless of format.

17.8

To the extent that you make, discover or develop any invention, development, process, plan, design, formula, specification, program or other matter or work whatsoever which do not belong to the Company further to the previous sub-Clause above but which:

17.8.1	you make (wholly or partly, either alone or with others) using the Company’s or any Group Company's equipment; or

17.8.2	which you make (wholly or partly, alone or with others) using information obtained during the course of your employment; or

17.8.3	which is or may be relevant to or related to the Company’s or any Group Company's existing or future business (collectively Executive Rights"),

you agree to immediately inform the Company of the Executive Rights and, at the request and cost of the Company (and notwithstanding the termination of your employment) to immediately license or assign (as requested by the Company) all aspects of the Executive Rights to the Company and to deliver to the Company all documents and other materials relating to the Executive Rights.  The Company shall pay you compensation for the licence or assignment as the Company shall determine in its absolute discretion, subject to Section 40 of the Act.

17.9

You also agree, at the request and cost of the Company (and notwithstanding the termination of your employment) to sign and execute all such documents and do all such acts as the Company may reasonably require:

17.9.1

to apply for and obtain in the sole name of the Company alone (unless the Company otherwise directs) patent, registered design, or other protection of any nature whatsoever in respect of the Inventions in any country throughout the world and, when so obtained or vested, to renew and maintain the same;

17.9.2	to resist any objection or opposition to obtaining, and any petitions or applications for revocation of, any such patent, registered design or other protection;

17.9.3

to bring any proceedings for infringement of any such patent, registered design or other protection, the Company having sole control of all aspects of such proceedings and/or disputes relating to the same;  and

17.9.4	to otherwise to give effect to the assignments, waivers and licences contemplated under this Clause.

17.10

The Company shall decide, in its sole discretion, whether to apply for patent, registered design or other protection in respect of the Inventions and reserves the right to work any of the Inventions as a secret process.

18.	Non-Competition

18.1

You agree that you will not (without the Company’s prior written consent), during the course of your employment or during the Restricted Period within the Restricted Area and whether on your own account or in conjunction with or on behalf of any other person, firm, company, business entity or other organisation whatsoever, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:

18.1.1	be employed; or

18.1.2	be engaged in; or

18.1.3	at all interested in; or

18.1.4	perform services in respect of; or

18.1.5	be otherwise at all involved or interested in:

any business which provides or supplies goods and/or services which are the same as or similar to the Restricted Goods or Restricted Services, if the business is or seeks (at that time or in the future) to be in competition with the Company and/or any Group Company.

18.2

For the purposes of this Clause, acts done by you outside the Restricted Area shall nonetheless be deemed to be done within the Restricted Area where their primary purpose is to distribute, sell, supply or otherwise deal with goods and/or services which are the same as or similar to the Restricted Goods or Restricted Services in the Restricted Area.

18.3

This Clause is subject to the exception that you may hold, for investment purposes only, an interest (as defined by s820 to s825 of the Companies Act 2006) of up to 5% in nominal value or in the case of Securities not having any nominal value in number or class of Securities, in any class of Securities in a company which is quoted on any Recognised Investment Exchange provided that the company which issued the Securities does not carry on a business which is similar to, or competitive with, any business for the time being carried on by the Company or any Group Company.

19.	Non-Solicitation of Customers

19.1

You agree that you will not, during the course of your employment or during the Restricted Period, without the Company’s prior written consent, whether on your own behalf or in conjunction with any person, firm, company, business entity or other organisation whatsoever, (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly, in competition with the Company and/or any Group Company:

19.1.1	solicit business from; or assist in soliciting business from; or canvas any Customer or Prospective Customer in respect of Restricted Goods or Restricted Services; and/or

19.1.2

accept orders or custom from; or facilitate the acceptance of orders or custom from; or act for; or have any business dealings with any Customer or Prospective Customer in respect of Restricted Goods or Restricted Services.

20.	Non-Solicitation of Employees

20.1

You agree that you will not, during the course of your employment or during the Restricted Period, without the Company’s prior written consent, whether on your own behalf or in conjunction with any person, firm, company, business entity or other organisation whatsoever, (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly:

20.1.1

solicit; or induce; or endeavour to solicit or induce; or assist or facilitate any other person to solicit or induce (including but not limited to by providing such person with information about the Critical Employee) any person who, on the Termination Date, was a Critical Employee to cease working for or providing services to the Company or any Group Company, whether or not any such person would thereby commit a breach of contract; and/or

20.1.2

employ; or otherwise engage any Critical Employee in the business of researching into, developing or otherwise dealing with goods or services which are the same as or similar to Restricted Goods or Restricted Services if that business is, or seeks to be at that time or in the future, in competition with the Company and/or any Group Company.

21.	Interference with Suppliers

21.1

You agree that you will not, during the course of your employment or during the Restricted Period, without the Company’s prior written consent, whether on your own behalf or in conjunction with any person, firm, company, business entity or other organisation whatsoever, (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly:

21.1.1	solicit; or induce; or endeavour to solicit or induce any Supplier to cease to deal with the Company and/or any Group Company; and/or

21.1.2	interfere in any way with any relationship, or the supply of goods or services, between a Supplier and the Company or any Group Company.

22.	Notifiable Offer

22.1

You hereby undertake that you will immediately notify the Company of any offer of employment or any other engagement or arrangement made to you by any third party or parties which may give rise to a breach of one or more of the covenants contained in the Non-Competition Clause and the Non-Solicitation of Employees, Customers and Suppliers Clauses (“Notifiable Offer”).

22.2

You acknowledge and agree that you shall be obliged to draw the provisions of the covenants contained in the Non-Competition Clause and the Non-Solicitation of Employees, Customers and Suppliers Clauses to the attention of any third party who may at any time before or after the termination of your employment offer to employ or engage you and for whom you intend to work at any time during the 12 months after termination of your employment.

22.3

The Company reserves the right to inform any third party or parties of the existence of the covenants contained in the Non-Competition Clause and the Non-Solicitation of Employees, Customers and Suppliers Clauses.

23.	Agreement or Undertaking with Group Company

23.1

You hereby agree that you will at the request and cost of the Company enter into a direct agreement or undertaking with any Group Company whereby you will accept restrictions and provisions corresponding to the restrictions and provisions in the Non-Competition Clause and the Non-Solicitation of Employees, Customers and Suppliers Clauses (or such of them as may be appropriate in the circumstances) in relation to such activities and such area and for such a period as such Group Company may reasonably require for the protection of its legitimate business interests.

24.	Previous Employer Information

24.1

You represent and warrant that you are not prevented or restricted by any agreement, arrangement, contract, understanding, Court Order or otherwise, from fully performing the duties of this employment, or any of them, in accordance with the terms and conditions of this Agreement. You undertake to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if you are in such breach.  For the avoidance of doubt, the Company neither requests nor permits you as an employee to act in breach of any duties of confidentiality you owe to any prior employer. You further represent and warrant to the Company that, you will disclose to any future employer the nature and duration of any restriction that continues after the termination of this Agreement, including, but not limited to, your duty of confidentiality to the Company.

24.2

The benefit of each of your agreements and obligations under the Non-Competition Clause and the Non-Solicitation of Employees, Customers and Suppliers Clauses of this Agreement may be assigned to and enforced by all successors and assignees for the time being of the Company and its Group Companies and such agreements and obligations will operate and remain binding despite the termination of this Agreement.

25.	Company Property

25.1

All property belonging to the Company including (but not limited to) any company credit card, keys, security pass, identity badge, mobile telephone, laptop computer and all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by you during your employment with the Company or relating to the business or affairs of the Company must be returned to us at any time on request and in any event prior to the termination of your employment with us.

25.2

You undertake that you will copy to the Company and then irretrievably delete from the hard disk of any private computer used by you or any magnetic or optical disk or memory which is in your possession or under your control, all documents , drawings, graphics and information belonging to or obtained from or prepared for the Company or any Group Company or any of its or their respective customers or clients and you shall inform the Company of any passwords used by you in order to access such documents, drawings, graphics and information.

26.	Disciplinary and Grievance Procedure

26.1	The Company deals with disciplinary and grievance matters in accordance with the Company’s disciplinary and grievance procedures, a copy of which is available from Human Resources.

26.2	The disciplinary and grievance procedures may be altered by the Company from time to time and do not form part of this Agreement and are not contractually binding.

26.3	If you:
(a)	wish to obtain redress of any grievance relating to your employment;

(b)	are dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company; or

(c)	wish to appeal any decision taken by the Company in relation to a disciplinary or grievance matter you should apply in writing to the HR Department in accordance with the Company’s grievance and/or disciplinary procedures.

26.4

The Company reserves the right to suspend you on full pay and not provide you with work pending the making and completion of the investigation of any matter relating to any disciplinary or grievance situation.

27.	Office Rules and Procedures

27.1

You are expected to acquaint yourself with all the office rules and procedures which are available from the HR Department.  The Company reserves the right to modify withdraw or initiate any rules or procedures as it deems fit.  Due notice of any such changes shall be notified to you.

27.2	You will at all times keep the Company informed of your permanent home address and telephone number (if any).

28.	Email, Internet and Telephone Use

28.1	You shall comply with the terms of any email, internet and telephone policy as may be issued by the Company from time to time.

28.2

You must not use Company resources, facilities, systems or equipment to send communications of any kind including but not limited to emails or any instant messages, which are of a defamatory, pornographic, offensive or an abusive nature of which could be construed as discrimination, racism, victimisation or any other form of harassment or to misuse confidential or proprietary information relating to the Company or any Group Company or any of its directors or employees.

28.3

The Company provides browsing access to the Internet for work purposes only.  You must not use Company resources, facilities, systems or equipment to access, view, transmit, post download, upload or distribute illegal or inappropriate material through the internet or otherwise, including without limitation:

(a)	Pornographic or other offensive material or materials of a sexually explicit nature;
(b)	Any material which is sexist, racist, homophobic, xenophobic or similarly discriminatory;
(c)	Any defamatory material which is likely to cause embarrassment to the Company and/or any Group Company or damage its or their reputation or interests or that of any of its Directors; or
(d)	Information that may create civil or criminal liability.

28.4

Other than may be required or related to your duties on behalf of the Company, you must not use the Company’s resources, facilities, systems or equipment to participate in any Internet chat room or post or publish any content to the Internet, even outside working time.

28.5

You must not under any circumstances make any explicit or anonymous reference to the Company and/or any Group Company in any participation you make in any internet chat room, in any content that you post or publish to the Internet, whether written or visual (including but not limited to posting messages on any internet message board or setting up or logging text or information on a blog or contributing to social networking or content-sharing sites) outside of office hours, even if you are not using the Company’s systems (and are using personal IT systems), unless it is pursuant to your duties and authorised by your manager.

28.6

Without limitation, you should not under any circumstances post or publish any written, vocal or visual content to the Internet, whether or not using the Company’s systems or personal IT systems and whether or not during work time or outside work time, which criticises or embarrasses the Company and/or any Group Company or reveals confidential information about it or them.

28.7	You must keep passwords to computer equipment, blackberry, mobile phone, laptop, voicemail or any other IT system confidential and you must not divulge such passwords to unauthorised third parties.

28.8	A breach of this clause may amount to gross misconduct and you may be subject to disciplinary action.

28.9

You consent to the Company monitoring and recording any use that you make of the Company’s IT systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes.

29.	Collective Agreement

There are no collective agreements in force which relate to your employment.

30.	Changes to your Terms of Employment

30.1	The Company reserves the right to make reasonable changes to any of your terms and conditions of employment.

30.2	You will be notified in writing of any change to the particulars of your employment at the earliest opportunity and in any event within one month of the change.

31.	Entire Agreement

This Agreement contains the entire understanding between the parties as to the subject matter contained herein and supersedes all (if any) subsisting or previous agreements, arrangements and understandings or parts of agreements, arrangements or understandings (as appropriate) relating to the subject matter hereof which such agreements, arrangements and understandings (or parts thereof) shall be deemed to have been terminated by mutual consent without liability on either party but without prejudice to accrued rights and liabilities.

32.	Choice of Laws and submission of Jurisdiction

This Agreement is governed by and shall be construed and enforced in accordance with the laws of England and Wales and the parties to this Agreement hereby submit to the exclusive jurisdiction of the English courts.

33.	Miscellaneous

33.1

The failure by the Company to require strict performance by you of any obligation under this Agreement or failure by the Company to exercise any of its rights under this Agreement shall not waive or diminish its rights to require strict performance of such obligation or to exercise such rights.

33.2

No term in this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

Signed	Dated

For and on behalf of Synchronoss Technologies UK Limited

I understand and accept the terms and conditions contained or incorporated in this Agreement and accept that these form my contract of employment.

Signed		Dated
Chris Halbard

Schedule 1

Home Workers’ Rights and Obligations

1.	Equipment & Insurance

1.1	We shall provide you with a printer, keyboard, mouse and laptop (“Company Property”) for the sole purpose of carrying out your duties under this agreement.

1.2

For the avoidance of doubt the Company Property shall remain the property of the Company throughout your employment and you shall not permit use of it by any person other than yourself and authorised representatives of the Company.

1.3

We shall install, service and maintain the Company Property, as necessary, at our own expense.  You shall be responsible for any damage to the Company Property which goes beyond ordinary wear and tear.  You are required to report to the Company any loss damage or malfunction of the Company Property as soon as you become aware of it.

1.4

You shall be responsible for taking out and maintaining a valid policy of insurance covering the Company Property against fire, theft, loss and damage throughout your employment. You shall ensure that the level of cover and other terms of insurance are acceptable to the Company and shall on request supply to the Company copies of such insurance policy and evidence that the relevant premiums have been paid.

1.5	You shall not do, cause or permit any act or omission which will invalidate your insurance policy covering the Company Property.

2.	Right to Enter

2.1	You consent to the Company's representatives, at reasonable times and on reasonable notice, entering your home address to:

(a)	install, inspect, replace, repair, maintain or service the Company Property during your employment;

(b)	carry out health and safety risk assessments of the Company Property and your workstation during your employment;

(c)	recover the Company Property on or after termination of your employment or at any time as notified by the Company.

3.	Confidentiality

3.1	You are responsible for ensuring the security of Confidential Information (as defined in the Agreement) in your home. In particular, you undertake to:

(a)	encrypt and/or protect by password any Confidential Information held on your home computer;
(b)	lock your computer terminal whenever it is left unattended;
(c)	ensure any wireless network used is secure;
(d)	keep all papers in filing cabinets that are locked when not in use; and
(e)	comply with the Company’s data protection policy from time to time in force regarding the retention of personal data.